                            THE CENTRIS GROUP, INC.
                            EMPLOYEES' SAVINGS PLAN

                      Financial Statements and Schedules

                          December 31, 1999 and 1998

                  (With Independent Auditors' Report Thereon)

                                     10796

                             THE CENTRIS GROUP, INC.
                             EMPLOYEES' SAVINGS PLAN

           INDEX TO FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULES

                                                                                                                   PAGE
Independent Auditors' Report                                                                                         1

Statements of Net Assets Available for Plan Benefits as of December 31, 1999 and 1998                                2

Statements of Changes in Net Assets Available for Plan Benefits for the years
     ended December 31, 1999 and 1998                                                                                3

Notes to Financial Statements                                                                                        4

SUPPLEMENTAL SCHEDULES

1 - Schedule of Assets Held for Investment Purposes at End of Year                                                   8

2 - Schedule of Nonexempt Transactions                                                                               9


All other schedules are omitted because they are not applicable or not required based on disclosure requirements of the Employee Retirement Income Security Act of 1974 and regulations issued by the Department of Labor.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
The Centris Group, Inc.:

We have audited the accompanying statements of net assets available for Plan benefits of The Centris Group, Inc. Employees' Savings Plan (the Plan) as of December 31, 1999 and 1998 and the related statements of changes in net assets available for Plan benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As further discussed in note 1 to the financial statements, the Board of Directors of The Centris Group, Inc., the Plan's sponsor, voted on December 3, 1999 to terminate the Plan.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for Plan benefits of the Plan as of December 31, 1999 and 1998 and the changes in net assets available for Plan benefits for the years then ended in conformity with generally accepted accounting principles.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules; SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES AT END OF YEAR and SCHEDULE OF NONEXEMPT TRANSACTIONS are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These supplemental schedules are the responsibility of the Plan's management. The supplemental schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated, in all material respects, in relation to the basic financial statements taken as a whole.

Los Angeles, California

June 23, 2000

                              THE CENTRIS GROUP, INC.
                              EMPLOYEES' SAVINGS PLAN

               Statements of Net Assets Available for Plan Benefits

                             December 31, 1999 and 1998


                    ASSETS                                            1999              1998
                                                                 --------------    --------------
Investments:
  Putnam Asset Allocation - Growth Portfolio                     $  1,016,779          995,694
  Putnam International Growth Fund                                    824,966          652,064
  Putnam New Opportunities Fund                                     1,936,620        1,435,305
  Putnam Asset Allocation - Conservative Portfolio                    182,693           93,547
  Putnam Diversified Income Trust                                     365,531          517,067
  The Centris Group, Inc. Common Stock                                     --        1,158,204
  Putnam Voyager Fund                                               2,004,490        1,362,404
  Participant Loans                                                   297,916          268,396
  Putnam Fund for Growth and Income                                    35,756               --
  Putnam Stable Value Fund                                          1,885,727        1,464,672
  Other                                                                    --            1,849
                                                                 --------------    --------------
                                                                    8,550,478        7,949,202


Receivables:
Receivable from conversion of Centris Common Stock                    400,821               --
Accrued interest receivable due from Plan Sponsor resulting
  from DOL settlement                                                  23,437               --
                                                                 --------------    --------------
           Net assets available for Plan benefits                $  8,974,736        7,949,202
                                                                 ==============    ==============

See accompanying notes to financial statements.

                              THE CENTRIS GROUP, INC.
                              EMPLOYEES' SAVINGS PLAN

           Statements of Changes in Net Assets Available for Plan Benefits

                      Years ended December 31, 1999 and 1998


                                                                      1999              1998
                                                                 --------------    --------------
Additions to net assets attributed to:
  Investment income:
    Interest and dividends                                       $    621,062          328,503
    Net appreciation of fair value of investments                   1,958,981          285,816
    Accrued interest resulting from DOL settlement                     23,437               --
                                                                 --------------    --------------
                                                                    2,603,480          614,319
                                                                 --------------    --------------
  Contributions:
    Employer                                                          765,940        1,046,477
    Participants                                                      528,914          593,559
                                                                 --------------    --------------
                                                                    1,294,854        1,640,036
                                                                 --------------    --------------
           Total additions                                          3,898,334        2,254,355

Deductions from net assets attributed to benefits
  paid to participants                                             (2,872,800)        (567,077)
                                                                 --------------    --------------
           Net increase                                             1,025,534        1,687,278

Net assets available for Plan benefits:
  Beginning of year                                                 7,949,202        6,261,924
                                                                 --------------    --------------
  End of year                                                    $  8,974,736        7,949,202
                                                                 ==============    ==============

See accompanying notes to financial statements.

(1)    DESCRIPTION OF PLAN

       (a)    GENERAL

              The Centris Group, Inc. Employees' Savings Plan (the Plan) is a defined contribution 401(k) plan sponsored by The Centris Group, Inc. (the Company), which became effective January 1, 1989 and was amended on December 31, 1997 and December 16, 1998. Putnam Fiduciary Trust Company is trustee of the Plan. There is a Plan administrative committee consisting of three employees of the Company.

              In 1997, all employees were eligible to participate in the Plan on the first day of the calendar quarter following completion of one year of service as an employee with the Company and attainment of age 21. On December 31, 1997, the time of service requirement to participate in the Plan was changed from one year of service to three months of service. On December 16, 1998, the eligibility age was changed to 18. After becoming eligible, employees may participate until retirement, disability or termination from the Company. The Plan is subject to certain provisions of the Employee Retirement Income Security Act of 1974 (ERISA); however, benefits under the Plan are not eligible for Plan termination insurance provided by the Pension Benefit Guaranty Corporation under Title IV of ERISA. Participants should refer to the Plan Document for a more complete description of the Plan.

       (b)    PLAN TERMINATION

              On December 3, 1999, the Company's Board of Directors passed a resolution terminating the Plan as of December 18, 1999 as a requirement of the merger of the Company with HCC Insurance Holdings, Inc. (HCC). An application for approval of the termination of the Plan has been filed with the Internal Revenue Service.

              Once Internal Revenue Service approval is received, the net assets will be distributed to participants. Participants will have a choice of options regarding these distributions. Participants may elect either an annuity, lump-sum payment, IRA rollover or direct transfer into another plan. Each participant's interest in their employer matching account affected by the termination or discontinuance is fully vested on December 18, 1999.

       (c)    TRUST FUND

              The Trustee exercises discretionary authority in transactions involving purchases and sales within the various funds.

       (d)    CONTRIBUTIONS AND FORFEITURES

              Participants in the Plan are permitted to invest contributions in one or a combination of nine mutual funds, in addition to The Centris Group, Inc. Common Stock. Participants can contribute up to 15% of their annual compensation on a pretax basis, subject to federal limitations, which was $10,000 in both 1999 and 1998. The Company matches 100% of participant contributions, to a maximum of 6% of annual compensation. Participants select the fund in which matching contributions are invested.

              Forfeitures result from participants who terminated prior to fully vesting in the employer contributions. Forfeitures were used to reduce the actual matching contribution of the Company or to pay expenses of the Plan and amounted to $45,771 and $73,429 in 1999 and 1998, respectively.

       (e)    PARTICIPANT ACCOUNTS

              Each participant's account is credited with the participant's contribution, an allocation of the Company's matching contribution and Plan earnings. Earnings are allocated to participants based upon the proportion of the participant's account balance to the total account balance for each fund within the Plan. The benefit to which a participant is entitled is the benefit that can be provided from the participant's account.

       (f)    VESTING

              Employee contributions to the Plan and earnings thereon are fully vested when contributed or earned. Employer contributions to the participants' accounts vested ratably over a five-year period after two years of service until December 18, 1999, when all amounts became fully vested.

       (g)    PAYMENT OF BENEFITS

              On termination of service due to death, disability or retirement, a participant or beneficiary may elect to receive either a lump-sum amount equal to 100% of the value of the participant's interest in his or her account, or annual installments over a period not to exceed the life expectancy of the participant or designated beneficiary. If the value of the participant's interest in his or her account at the date of termination is not over $3,500, and was never over $3,500 at the date of any prior distribution, a single lump-sum payment is made.

       (h)    PARTICIPANT LOANS FUND

              Participants may borrow from a minimum of $1,000 up to a maximum of the lesser of $50,000 reduced by the highest unpaid loan balance during the preceding 12 months, or 50% of their vested account balance. Loan terms range from 1 to a maximum of 5 years and are payable in full in the event of termination. The loans are secured by the balance in the participant's account and bear interest at a rate commensurate with local prevailing rates as determined quarterly by the Plan administrators. Interest rates on existing loans range from 8.50% to 9.75%. Principal and interest are paid ratably through payroll deductions.

(2)    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       (a)    BASIS OF PRESENTATION

              The financial statements of the Plan are prepared under the accrual method of accounting. The December 31, 1999 financial statements are prepared on the liquidation basis of accounting as a result of the Company's decision to terminate the Plan and to stop accruing benefits, however, this change in accounting had no impact on the carrying values of the Plan's investments.

       (b)    INVESTMENT VALUATION AND INCOME RECOGNITION

              The Plan's investments are stated at the estimated fair market value except for insurance company investment contracts, which are stated at contract value. Contract value is equal to the liquidation value for such investment contracts. The estimated fair value of these investments is determined from quoted market prices. Participant loans are stated at their outstanding principal balance, which approximates fair value.

              Purchases and sales of securities are recorded on a trade-date basis. Realized gains and losses from security transactions are reported under the average-cost method. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

       (c)    PAYMENTS OF BENEFITS

              Benefits are recorded when paid.

       (d)    USE OF ESTIMATES

              The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of changes in net assets during the reporting period. Actual results could differ from those estimates.

       (e)    RECLASSIFICATIONS

              Certain reclassifications of the prior year's reported amounts have been made to conform to the current year's reporting format.

(3)    PLAN INVESTMENTS

       Descriptions of the investment funds currently available under the Plan, including The Centris Group, Inc. Common Stock, are as follows:

       - PUTNAM ASSET ALLOCATION - GROWTH PORTFOLIO - This fund seeks capital appreciation, with current income as a secondary goal by allocating its investments between equity and fixed income class securities.

       - PUTNAM INTERNATIONAL GROWTH FUND - This fund seeks capital appreciation by investing primarily in equity securities of companies located in a country other than the United States.

       - PUTNAM NEW OPPORTUNITIES FUND - This fund aggressively seeks to provide long-term capital appreciation by investing principally in common stock of rapidly growing companies within dynamic economic sectors, which the fund's investment manager believes possess above-average, long-term growth potential.

       - PUTNAM ASSET ALLOCATION - CONSERVATIVE PORTFOLIO - This portfolio seeks to preserve principal and have some equity exposure to keep pace with inflation by allocating its investments between fixed income and equity class securities.

       - PUTNAM DIVERSIFIED INCOME TRUST - This fund seeks to provide high current income consistent with preservation of capital by allocating investments among three sectors of the fixed income securities markets: U.S. Government, High Yield and International.

       - THE CENTRIS GROUP, INC. COMMON STOCK - This fund is comprised of shares of common stock of The Centris Group, Inc. and money market instruments. The objective of this fund is long-term capital growth.

       - PUTNAM VOYAGER FUND - This fund seeks capital appreciation by investing primarily in common stocks of companies that the fund's investment manager believes have potential for capital appreciation which is significantly greater than that of the market averages.

       - PUTNAM FUND FOR GROWTH AND INCOME - This fund seeks to provide capital growth and current income by investing primarily in common stocks of companies that the fund's investment manager believes offers the potential for capital growth while also providing current income.

       - PUTNAM INTERMEDIATE U.S. GOVERNMENT INCOME - This fund seeks to provide high current income consistent with preservation of capital by investing primarily in bonds that are obligations of the U.S. government and its agencies or instrumentalities, having short- to intermediate-term maturities (1 - 10 years).

       - PUTNAM STABLE VALUE FUND - This fund seeks to preserve principal and achieve high current income through a diversified portfolio of high-quality investment contracts.

       All interest and dividends received from each investment fund are automatically reinvested in their respective investment fund.

 (4)   COMMITMENTS AND RECONCILIATION TO FORM 5500

       Net assets available for Plan benefits include $495,701 and $736,092 at December 31, 1999 and 1998, respectively, allocated to the accounts of persons who had requested distribution of their accounts at those respective dates but for which funding was not accomplished until subsequent to year end. Such amounts are shown as liabilities of the Plan in Form 5500, Annual Return/Report of Employee Benefit Plan, filed with the Department of Labor.

(5)    FEDERAL INCOME TAXES

       The Plan qualifies under the provisions of Sections 401(a) and 401(k) of the Internal Revenue Code and is exempt from federal income taxes under provisions of Section 501(a) of the Internal Revenue Code. The Company received a favorable determination letter on the Plan on May 22, 1998 from the Internal Revenue Service, and the Company believes that the Plan continues to qualify and operate as designed.

(6)    ADMINISTRATION COSTS

       Administration costs of the Plan were approximately $18,792 and $19,315 for the years ended December 31, 1999 and 1998, respectively, and were paid directly by the Company.

(7)    NONEXEMPT TRANSACTIONS

       There was an unintentional delay of six days by the Company in submitting March, 1999 employee deferrals in the amount of $104,527 to the trustee. The Company reimbursed the Plan for lost interest resulting from the delay in June of 1999.

(8)    REGULATORY MATTERS

       On February 28, 2000, the Department of Labor (DOL) issued a letter to the Plan Administrator with the findings from the DOL's review of the operations of the Plan during the period 1995 to 1999. The DOL identified selected situations where they believe that participant contributions were not deposited in the Plan's trust accounts on a timely basis. The Company disagrees with the DOL's interpretation of the timing requirements for the subject deposits, and , except as noted in note 7, has complied with the Internal Revenue Service guidelines for the timing of deposits. Nevertheless, in order to resolve its dispute with the DOL, the Company made an additional contribution of $23,437 to the Plan on June 29, 2000. The Plan has recorded this as an accrued interest receivable from the Plan Sponsor as of December 31, 1999.

                                                                      SCHEDULE 1
                             THE CENTRIS GROUP, INC.
                             EMPLOYEES' SAVINGS PLAN

           Schedule of Assets Held for Investment Purposes at End of Year

                                December 31, 1999


    IDENTITY OF ISSUER                                                                           CURRENT
       OR BORROWER                              DESCRIPTION OF INVESTMENTS                        VALUE
----------------------------    -------------------------------------------------------     ------------------
                                  Mutual Funds:
Putnam Investments            *     Putnam Asset Allocation - Growth Portfolio              $    1,016,779

Putnam Investments            *     Putnam International Growth Fund                               824,966

Putnam Investments            *     Putnam New Opportunities Fund                                1,936,620

Putnam Investments            *     Putnam Asset Allocation - Conservative                         182,693

Putnam Investments            *     Putnam Diversified Income Trust                                365,531

Putnam Investments            *     Putnam Voyager Fund                                          2,004,490

Putnam Investments            *     Putnam Fund for Growth and Income                               35,756

Putnam Investments            *     Putnam Stable Value Fund                                     1,885,726

Participant Loans                 Loans outstanding at year-end, interest rate
                                       ranging from 8.50% to 9.75%                                 297,916

* Party in interest.


See accompanying independent auditors' report

                                                                      Schedule 2

                             THE CENTRIS GROUP, INC.
                             EMPLOYEES' SAVINGS PLAN

                       Schedule of Nonexempt Transactions

                                December 31, 1999

                                                                                                            (h)
                                       (b)                                           (f)                  Current
      (a)                       Description of Asset       (c)     (d)    (e)      Expense      (g)    Value of Asset      (i)
Identity of Party           (Include Interest Rate and  Purchase Selling Lease  Incurred With Cost of  On Transaction  Net Gain or
   Involved                 Maturity in Case of a Loan)   Price   Price  Rental  Transaction   Asset        Date          (Loss)
--------------------------- --------------------------- -------- ------- ------ ------------- -------  --------------  -----------
Centris Group, Inc. Plan
     Sponsor                Employee contributions
                              withheld from March 1999
                              payroll                   $104,527   N/A    N/A        N/A      104,527      105,223         (695)
                                                        ======== ======= ====== ============= =======  ==============  ===========

See accompanying independent auditors' report